Exhibit 99.3

Investor/Analyst Conference Call Transcript
May 10, 2010 8:30 AM Eastern Daylight Time

Fair Disclosure

In accordance with Regulation FD, or Fair Disclosure, this transcript is available on Clarus’ website, www.claruscorp.com, and www.sec.gov. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of Clarus Corporation is strictly prohibited. Please note that on this call certain information presented contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A full recitation of our Safe Harbor language will follow our presentation.

Opening Comments – Warren Kanders

Good morning, my name is Warren Kanders, I am Executive Chairman of Clarus and I want to thank you for joining us today to talk about the future of Clarus Corporation and the culmination of our asset redeployment strategy.  After a thorough process of sourcing and reviewing potential redeployment opportunities, I am excited to announce the signing of definitive agreements to acquire, in two separate transactions, Black Diamond Equipment and Gregory Mountain Products.  We believe these brands create a unique platform to build a large, global, diversified company in the outdoor equipment and lifestyle markets both organically and through targeted acquisitions. With me today is Peter Metcalf, Co-Founder, President and Chief Executive Officer of Black Diamond, and Rob Schiller, Vice Chairman of Gregory.  Many of you know Rob as my partner in building Armor Holdings.

I would like to start by talking about Clarus and our strategy to drive value for shareholders, including an overview of the transactions. Peter will then talk about Black Diamond’s business.  Rob will provide an overview of Gregory Mountain Products and I will close by discussing what the new, combined Company looks like and the vision we share for the future, though we will not be taking questions after this call. We anticipate scheduling an investor call after the closing of the transactions (which we expect to be prior to the end of the second quarter of this calendar year) and Clarus will file historical and pro forma financial information in a Form 8-K following the closing of the transactions.

As many of you know, the current Board of Directors at Clarus was elected in May 2002 to pursue an asset redeployment strategy.  In December 2002, we sold substantially all of the operating assets of Clarus’ legacy e-commerce software business, but we retained the public company structure, our cash resources, and net operating loss carryforwards. It was our goal to redeploy these assets into an operating business or businesses that would serve as a platform company for future growth.

We set a high bar for the companies we considered, and I am very pleased to report that the new Company created through these transactions meets all of the criteria which guided our analysis throughout this process. The criteria are as follows:

•	An industry-leading management team with a leading market position,

•	An established company with a history of strong operating and financial results and substantial free cash flow generation,

•	Organic growth opportunities with favorable macro trends underlying the business,

•	Significant domestic revenue coupled with broad geographic reach,

•	Solid market barriers to entry, and

•	Viable opportunities for targeted acquisitions and industry consolidation.

I would also like to note that Clarus has received financial advisory services regarding the transactions from the investment bank Rothschild Inc., and Rothschild rendered an opinion regarding the Black Diamond acquisition.  Because Gregory is being sold by entities owned and controlled by Rob and me, the Board of Directors of Clarus formed a special committee to review and approve the Gregory transaction. Ladenburg Thalmann & Co. Inc. acted as financial advisor to a special committee in connection with the Gregory transaction and rendered a fairness opinion to the committee. The special committee was represented by an independent legal counsel, Richards, Layton & Finger.

Going forward, I will continue as Executive Chairman and I am pleased to note that Rob Schiller will become Executive Vice Chairman and a Director of the Company. Rob previously served as President, Chief Operating Officer and a Director of Armor Holdings. Peter Metcalf will be appointed President and Chief Executive Officer and a Director of the Company.  Mr. Robert Peay, Chief Financial Officer of Black Diamond, will continue to serve in that role with the Company following the closing of the transactions.

The Company expects to further expand the Board of Directors to include Mr. Philip Duff and Mr. Michael Henning.  Mr. Duff was an original investor in and currently serves as a Director of Black Diamond. From 1994 to 1997, Mr. Duff served as the Chief Financial Officer of Morgan Stanley.  Mr. Henning served in various capacities with Ernst & Young from 1961 to 2000, including Deputy Chairman from 1999 to 2000 and Vice Chairman of Tax Services from 1991 to 1993. The Company anticipates that Mr. Henning will chair the Board’s Audit Committee.

We have been interested in the outdoor industry for a long time, largely because we believe the trends toward wellness, environmentalism, and participation in high-performance, lifestyle-defining sports are providing meaningful tailwinds that benefit well-positioned companies in this space.  Black Diamond and Gregory are among them, and provide an excellent entry point into this market with their respective brand positions and distribution scope to allow for significant organic growth opportunities as well as the leverage points needed to make future acquisitions work.

As soon as practicable following the closing of the transactions, Clarus expects to relocate its headquarters to the current headquarters of Black Diamond in Salt Lake City, Utah, transition the Company to a national stock market listing, and seek shareholder approval to adopt “Black Diamond Equipment” as the Company’s new name. Before we get into the detail about the business, I would like to share a few basics about the transactions.

The aggregate purchase consideration for both acquisitions is approximately $135 million, or $90 million for Black Diamond, subject to adjustments, and $45 million for Gregory, subject to adjustments. The consideration for Black Diamond consists of cash. The consideration for Gregory consists of approximately 50% Clarus common stock issued at $6.00 per share and approximately 50% in a seven-year 5% subordinated note.  Peter Metcalf and certain other shareholders of Black Diamond are expressing their confidence in the future of the new Company by using a portion of their merger consideration to purchase Clarus stock at $6.00 per share. The interests of the Company’s Directors and officers will be aligned with those of our shareholders, because, after the closing of the transactions, they will own approximately 35% of the Company.

For the year ended December 31, 2009, on an unaudited basis, Black Diamond and Gregory together produced combined revenues of approximately $113 million, which is even more remarkable because even in the current economic climate, both companies have continued to grow their businesses through the last several years. The Company expects its revenues for calendar year 2010 on a combined basis to show continued growth.

The transactions are structured to maintain a strong balance sheet with ample liquidity to grow the business organically as well as through selected acquisitions. In connection with the closing of the transactions, the Company expects that it will more likely than not be able to realize a significant portion of its approximately $88.9 million deferred tax asset and therefore will release the related portion of its valuation allowance. As of March 31, 2010, Clarus’ net operating loss carryforwards were approximately $231 million.

Over the course of their 53 year history, Black Diamond has had only two leaders… Peter Metcalf co-founded Black Diamond to carry on the tradition of its predecessor company, Chouinard Equipment, which was founded in 1957.  For nearly 30 years, Peter has grown Black Diamond and its predecessor from a business with under $1 million in annual revenue to one with approximately $86 million in calendar year 2009, a compound annual revenue growth rate of over 16%, which is nothing short of outstanding. We are proud and thrilled to be able to partner with someone of Peter’s background, integrity, passion and skills, and with that, I will turn the call over to Peter Metcalf, the Co-Founder, President and Chief Executive Officer of Black Diamond.

Peter Metcalf

Thank you, Warren, and hello to everyone who is joining us.  Before I address the investment community, I would like to say a few words to the Black Diamond employees, customers, partners, and consumers that are listening today.  Thank you and congratulations.

This is an exciting day for Black Diamond. When we founded this company, we wanted to build great products to maximize the enjoyment and safety of the sports we love so much. More, we wanted to build a company that reflected, respected, and championed our lifestyle and values as climbers & off-piste skiers. Though you never arrive at your destination, we are proud of what we have accomplished and the style in which we achieved it. Together, we have built a very special, global company and I would like to take this moment to sincerely thank all of the employees, friends, customers, vendors, and consumers that have helped us along the way.

At Black Diamond, our goal is to make the best climbing and backcountry skiing equipment in the world. Our mission is to profitably design, manufacture, and bring innovative and technical products of high quality, high performance and exemplary durability to our customers. With respect to climbing, our products include carabiners, protection devices, belay and rappel equipment, helmets, ropes, and ice-climbing gear.  We are also a market leader in backcountry gear, gloves, trekking poles, and tents.  More recently, we are coming on very strong in a number of important ski equipment categories including skis, bindings, boots, poles, and safety equipment.

We have always had a very strong commitment to innovation, research and development.  We are constantly seeking to evolve our products.  Innovation is a driving force in our sports and we have sometimes worked for years in order to design and introduce truly revolutionary products, such as in the case of our Freeride ski boots which we brought to market in 2008.  We started from scratch in the ski boot business. After having a vision for Black Diamond boots, we took two years to research the unmet needs of skiers, design the product, tirelessly test and re-test it and establish worldwide distribution. We have met with success beyond our expectations—a testament to our passion for our customers, the sport and its product. Similarly, last year we introduced two via ferrata protection kits with safety technologies previously unavailable to climbers.  We know our customers because we are a company of climbers, hikers and skiers—it’s who we are. We value and protect the intellectual property we create and currently we hold over 60 patents for a variety of technologies across our product lines.

As we move forward and expand both our brand and our business into new categories within both equipment and apparel, we will maintain this commitment to innovation and product development.

We have won many awards over the years, including more Vendor of the Year awards than any other outdoor brand or company.  We have also won best product and best category vendor awards from industry magazines such as Outside, Backpacker, Powder, Ski, Skiing, Climbing, and Rock & Ice, among others.

In terms of our physical infrastructure, Black Diamond is based in Salt Lake City with over 375 employees worldwide. Besides our expansive headquarters facility, we have a 22,000 sq. ft. BD-owned manufacturing facility in Salt Lake in addition to a wholesale distribution center. Our European offices, led by Christian Jaeggi, are located outside of Basel, Switzerland and we have a distribution facility close by in Germany.  In 2006, we established operations in southeast China with a Black Diamond built and managed facility, including a state of the art 100,000 sq. ft. manufacturing and distribution space with attached offices that are operated and staffed by Black Diamond employees. BD Asia is currently led by Ryan Gellert. Notably, the manufacturing standards we apply to Black Diamond Asia are identical to those that we apply to our Salt Lake City workshop.  Both our manufacturing operations are ISO 9001 certified by European-based auditors.

We have highly diversified account bases, selling products into over 1,500 doors through over 1,000 individual accounts.  Our largest accounts are REI, Backcountry and EMS, three excellent outdoor retailers, but the bulk of the business is done through independent retailers. In addition to our account base in North America and Europe, we have 24 distributors in Asia and the South Pacific, one distributor in Africa and four in South America.

It has been a long and fulfilling dream of mine to lead the creation of something lasting within the industry. I see today as a milestone toward fulfilling that dream. This deal will help us not only preserve the organization and the culture that we have built, but it gives us a stronger foundation with greater resources and new opportunities.  We will continue to be a market leader and to infuse our company with the passion we have for the sports we serve.  We will also continue to value the contributions of each and every employee and share our success with them.  Black Diamond has always been and always will be a special place to work.

Authenticity is a word that gets thrown around a lot. For it to actually mean something, which it does at Black Diamond, we live and breathe the sports we represent and reflect that in our business practices. We approach business like we do climbing.  As you can appreciate, there is precious little room for error in either. When we climb, we learn to make careful choices, act as a team, proceed purposefully, realistically assess risk, and ensure that we are protected against it. At the same time, we know how to maintain focus and, when necessary, to act decisively and aggressively to make progress. We constantly adapt to the route in front of us. That we approach our business the same way is no accident.

We also have, particularly given the voice we have in the industry, a responsibility to advocate for our sports and for the environmental causes related to them.  Just a few weeks ago, we were proud to host Congressman Jim Matheson for his announcement of the first significant piece of legislation to expand wilderness and enhance watershed protection over more than 26,000 acres of the Wasatch mountains here above Salt Lake City, Utah.  Our culture has embraced the idea of corporate social responsibility a long time ago and we take it very seriously.

Thank you again to our many listeners. These transactions will open routes to growth on a much larger scale than has been previously available to us.  Today, we have a strong international operation but we will become a truly leading global company in the future.  I am confident that we will continue to help write the history of not only alpinism, as we have been doing for the last several decades, but we can now extend our brand, vision and our mission to a wider world of active outdoor lifestyles.

 I look forward to speaking with all of you again and to meeting many of you in person once the transactions are closed and we truly begin this next great ascent for our company.

I would like to now turn the call over to Rob Schiller, Gregory’s Vice Chairman.

Rob Schiller

Thank you, Peter.  Good morning everyone.  These transactions should, for Gregory Mountain Products, feel like coming full circle.

Gregory is a leading designer and manufacturer of technical, authentic backpacking and mountaineering heritage products and accessories. Wayne Gregory founded the Company in 1977 armed with little more than a sewing machine and a desire to bring a sense of discovery, adventure and balance to his products.  We believe that the transactions are a continuation of both Gregory’s and Black Diamond’s missions.  As an illustration of that, I heard a story that Peter remembers writing a letter to Wayne Gregory more than 30 years ago as an eager but broke young climber asking Gregory to sponsor Peter’s first ascent in Alaska. Wayne was moved enough by the appeal to send Peter his first Gregory pack, free of charge.

In 1984, Gregory was acquired by Bianchi International.  In December 2004, Armor Holdings acquired Bianchi and the plan then was the same as the plan today: to use Gregory as a growth platform to build a global public company in the outdoor lifestyle industry. That strategy, overcome by events when Armor Holdings was sold to BAE Systems, plc in July 2007, was reconstituted in April 2008 when Warren and I and the Gregory management team acquired Gregory in April of 2008 from BAE Systems. We were essentially setting it free and enabling it to reclaim its roots as an independently-minded outdoor company.

Combining with Black Diamond is another step in that direction.  The companies have complementary product lines and distribution and the cultural fit between the organizations is nearly ideal.  The team at Gregory, Wayne Gregory especially, is very excited.

Gregory is headquartered in Sacramento, California and has approximately 100 employees worldwide. We operate a 41,000 square foot manufacturing facility in Calexico, California. Gregory serves the backpacking, mountaineering, hiking, climbing, travel and lifestyle markets.  In North America and Europe, Gregory is a technical brand distributed through leading outdoor specialty retail chains, including REI and EMS, and other specialty outdoor retailers.  In the US, the brand is in over 500 doors.  Globally, that number rises to approximately 900.  In Japan and other Asian markets, which represent more than half of the total sales, in addition to being a leading provider of technical backpacking products, the business has expanded to high-end daypacks, briefcases and satchels.  The Company also supplies two Gregory-only retail stores in Tokyo, Japan and Seoul, Korea.

Similar to Black Diamond, Gregory is intensely focused on great products. These range from the Denali Pro, one of the most advanced expedition packs available today, and a full line of technical packs to a strong lifestyle assortment which includes day packs, messenger bags, and duffles.  Recent awards include recognition for Gear of the Year by Outside magazine for the Targhee, the first winter backcountry-specific pack that integrates a board and ski carrying system directly into the pack suspension.  We were also pleased to receive an award for Best Adventure Gear from National Geographic for the Miwok, our latest daypack.

We are excited to combine our operations with Black Diamond and expect that to have strong operational, strategic and financial benefits.  The Company believes that the integration and combination of Black Diamond and Gregory will produce incremental profit primarily from revenue synergies created through leveraging each business’ distribution network to grow various product categories and brands in geographies and end markets in which they currently are not sold, as well as from cost savings. Approximately 50% of the Company’s sales are expected to be in North America, approximately 30% in Europe, and approximately 20% in Asia, Africa, the Middle East and South America. The combined revenue stream is diversified by product as well as by geography.

From our Armor days, Warren and I have a lot of experience acquiring and successfully integrating businesses.  When we began, Armor Holdings was an $11 million annual revenue company.  We made smart, well-timed acquisitions at good prices and invested in those businesses.  We provided them capital, helped them manage risk, and built a common infrastructure to support them.  We invested heavily in technology and in our people. As some of you may know, Armor’s sales grew to approximately $3.5 billion in 2007 and we created tremendous value for everyone involved through a sale to BAE Systems in July 2007.

As Warren will now discuss, we have a strategy to grow by category, by channel, by geography, and by market, both through continued organic growth and through acquisition.  We look forward to using our experience to execute on that vision.  Thank you…

Closing – Warren Kanders

Thank you, Rob.

At Armor Holdings, among the keys to our success was intense focus on innovation driven by the needs of our customers.  Black Diamond and Gregory are similar in those two important respects.  Each company owns number one brands in niche market segments and each company produces products that are highly engineered and technical.  This kind of sustained innovation requires commitment, creates barriers to entry for competitors, and is the hallmark of a true leader.

Another important similarity to Armor Holdings that we recognize is that when a company takes on the responsibility for the safety, survival and technical needs of its customers, it tends to create two things with very little encouragement.  First, there is a great benefit to the brand.  Second, the organization gains a seriousness of purpose that breeds excellence.  We are very excited to see that this has happened for Black Diamond.  We are confident that this will serve the Company and investors well as we build on the existing operations.

Really, these transactions represent an inflection point and a milestone for all three companies. The combined Company we are forming will not only continue to grow on its own, as Black Diamond and Gregory have demonstrated they can do even in a very tough market environment,  it will also be a platform for growth through acquisition.  We believe that the opportunity to deploy significant capital over time in this space is excellent. Our acquisition strategy is not only a path to growth, but will be a collaborative process in which we will share our own and adopt appropriate new best practices to strengthen and expand the very successful way this Company does business.

As mentioned previously, we anticipate closing both transactions in the second quarter this calendar year.

I would like to thank the shareholders of Clarus for the support they have shown us as we searched for the right opportunity.  We have been extremely diligent and thorough and I believe that we are taking the first steps of a ten year-plus project and will create a large, global, diversified and well-run company that is a true force in the outdoor equipment and lifestyle markets.

Thank you all for your attention and we look forward to providing a much more specific update and additional details about the Company once we have closed the transactions. Thank you.

Forward Looking Statements

This conference call includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Clarus may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and assumptions which are difficult to predict. Clarus cautions you that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of Clarus’ proposed acquisitions of Black Diamond and Gregory, including future financial and operating results that may be realized from the acquisitions; (ii) statements of plans, objectives and expectations of Clarus or its management or Board of Directors, including the expected timing of completion of the mergers; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements and other statements that are not historical facts.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) the risk that a condition to closing of the mergers may not be satisfied and the transactions will not be consummated; (ii) the risk that Clarus could be required to pay material termination fees if the mergers are not consummated; (iii)  the risk that the businesses will not be integrated successfully; (iv) the risk that the expected financial or operating results may not be fully realized as expected; (v) material differences in the actual financial results of the mergers compared with expectations, including the impact of the mergers on Clarus’ future earnings per share; (vi) disruption from the mergers; (vii) economic conditions and the impact they may have on Black Diamond and Gregory and their respective customers or demand for products; (viii) our ability to implement our acquisition growth strategy or obtain financing  to support such strategy; (ix) the loss of any member of our senior management or certain other key executives; and (x) our ability to utilize our net operating loss carry forward.  Additional factors that could cause Clarus’ results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of Clarus’ filings with the Securities and Exchange Commission, including its latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.claruscorp.com or the Securities and Exchange Commission’s web site at www.sec.gov.  All forward-looking statements included in this conference call are based upon information available to Clarus as of the date of this conference call, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this conference call.